Exhibit 10(w)

2003 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
(Effective January 1, 2003)

I. Non-Employee Director Compensation

A. Establishment of Annual Compensation

Effective January 1, 2003, an annual compensation amount (the "Annual Base Compensation") payable to Non-Employee Directors (hereafter "Directors") of General Electric Company (the "Company") shall be established from time-to-time by the Board of Directors. Directors who are members of the Audit Committee or the Management Development and Compensation Committee shall also receive additional annual compensation equal to ten percent (10%) of the Annual Base Compensation for service on each such committee (such additional compensation together with the Annual Base Compensation are collectively referred to as the "Annual Compensation"). The amount of Annual Compensation will be reported annually in the Proxy Statement.

B. Payment of Annual Compensation

1. The Annual Compensation shall be payable in quarterly installments, with each installment payable as promptly as practicable following the last business day of the calendar quarter to which it applies. Quarterly payments shall be pro rated if Board service commences or terminates during a calendar quarter.

2. The Annual Compensation shall be paid sixty percent (60%) in Deferred Stock Units ("DSUs") and forty percent (40%) in cash. The number of DSUs to be paid and the terms of the DSUs shall be determined as provided in the following sections of this Plan.

3. Prior to their annual election to the Board, each Director may also elect to receive in DSUs all or part of that portion of his or her Annual Compensation otherwise payable in cash. Such an election shall be irrevocable for the period for which the director is elected.

4. All DSUs paid with respect to Annual Compensation will be credited to the Director's DSU account (the "DSU Account") when such Annual Compensation is payable (the "Payment Date").

5. The Director's DSU Account will be credited with the number of DSUs calculated to the nearest thousandths of a DSU, determined by dividing the dollar amount of compensation payable in DSUs on the Payment Date by the average of the closing market price of the Company's common stock as reported on the Consolidated Tape of the New York Stock Exchange listed shares for the 20 trading days immediately preceding such Payment Date.

II. Administration of DSU Accounts

A. Consolidation of Prior Deferred Fee Accounts

For Directors serving on the Board on January 1, 2003, the balances of deferred stock units in any deferred fee accounts maintained by the Company under the Company's Non-Employee Director Deferred Fee Plan in effect on December 31, 2002, or predecessors to that plan, shall be deemed to be transferred to the DSU Accounts established under this Plan, and, together with any other amounts specifically credited to a Director's DSU Account, shall be administered under the terms of this Plan. The balances of deferred stock units in any deferred fee accounts maintained by the Company under the Company's Non-Employee Director Deferred Fee Plan in effect on December 31, 2002, or predecessors to that plan, for former directors who were not serving on the Board on January 1, 2003 shall be administered under the applicable terms of such prior plan or plans.

B. Crediting With Dividend Equivalents

1. On each dividend payment date, a Director's DSU Account will be credited with regular quarterly dividend equivalents in additional DSUs determined by multiplying the number of DSUs in the Director's DSU Account on the related dividend record date by any per share cash dividends declared by the Company on its common stock and dividing the product by the closing market price of the Company's common stock as reported on the Consolidated Tape of the New York Stock Exchange listed shares on such dividend payment date.

2. The DSU Accounts will also be credited with DSUs by multiplying the number of DSUs in the Director's DSU Account by any stock dividends declared by the Company on its common stock.

C.     Recapitalization

If, as a result of a recapitalization of the Company (including stock splits), the Company's outstanding shares of common stock shall be changed into a greater or smaller number of shares, the number of DSUs credited to a Director's DSU Account shall be appropriately adjusted on the same basis.

D. Election To Switch DSUs Upon Termination of Board Service

Prior to the end of the calendar year in which Board service terminates, a Director may irrevocably elect to switch up to 100% of the value of the DSUs in his or her DSU Account into cash, effective on the date one year following termination of Board service (hereafter "First Anniversary Date"). The cash value of the DSUs will be based on the number of DSUs in the Director's DSU Account on the First Anniversary Date multiplied by the average of the closing market price of the Company's common stock as reported on the Consolidated Tape for the New York Stock Exchange listed shares for the 20 trading days immediately preceding the First Anniversary Date. The cash in the DSU Account will thereafter be credited monthly with interest equivalents based upon the prior calendar month's average yield for U.S. Treasury notes and bonds with maturities of from ten to twenty years, as published by an official agency to be determined by the Senior Vice President - Finance and utilized on a consistent year to year basis.

E.     Payment of DSU Accounts

     1. Payouts

Payment of a Director's DSU Account will be made beginning on the First Anniversary Date, except as provided below when Board service terminates as a result of death or disability.

2. Director and Survivor Payout Elections

(a) At any time before the end of the calendar year in which Board service terminates, a Director may elect to have the DSU Account paid: (i) in a lump sum on the First Anniversary Date (or as soon thereafter as practicable); or (ii) in up to ten (10) annual installments, beginning in the month of July following the First Anniversary Date.

(b) In the event that a Director's service on the Board terminates as a result of death or disability, the Director or, in the case of death, the beneficiary(s) designated by the Director (or failing such designation, the Director's estate), may elect to have the value of the Director's DSU Account on the date of the Director's death or disability: (i) paid out in a lump sum as soon as practicable following the Director's death or disability; or (ii) paid out in annual installments up to an aggregate of ten (10) annual installments, commencing in the month of July following the Director's death or disability. In the event of a Director's death subsequent to termination of Board service, but prior to receiving all entitled deferred payments, the beneficiary(s) designated by the Director (or failing such designation, the Director's estate), may elect to have the value of the Director's DSU Account on the date of the Director's death paid out in a lump sum as soon as practicable following the Director's death.

3. Determination of Amount of Cash Installment Payments.

(a) All payouts of a Director's DSU Account will be paid in cash.

(b) The amount of the first cash installment payment shall be a fraction of the cash or fraction of the value of the DSUs in the Director's DSU Account on the date of the initial installment payment, the numerator of which is one and the denominator of which is the total number of installments elected. Each subsequent installment shall be calculated in the same manner as of the date of that installment payment, except that the denominator shall be reduced by the number of installments which have been previously paid.

(c) The value of DSUs in a Director's DSU Account will be determined for purposes of the preceding section by multiplying the number of DSUs in the Director's DSU Account on the payment date by the average of the closing market price of the Company's common stock as reported on the Consolidated Tape of New York Stock Exchange listed shares for the 20 trading days immediately preceding such date.

III. General Provisions

A.     Assignability

No right to receive payment of deferred compensation or retirement awards shall be transferable or assignable by a participant except by will or laws of descent and distribution.

B.     Amendment of the Plan

This Plan may be amended, suspended or terminated at any time by the Board of Directors of the Company. However, no amendment, suspension or termination of the Plan may, without the consent of a participant, alter or impair any of the rights previously granted under the Plan.

C.      Effective Date

This Plan is effective as of January 1, 2003.